Total Luxury Group, Inc. Teams With SEREC for Fulfillment, Warehousing and Distribution Services

NEW YORK, NY -- 03/01/2007 -- Total Luxury Group, Inc. (OTCBB: TLEI) announced its new partnership with SEREC™ 3rd Party Logistics, a 45-year-old logistics firm that started by providing services for Sears Roebuck & Co. and has now grown into providing solutions for other major retail operations such as Trader Joe's, Target, and JCPenney as well as apparel manufacturers such as Adidas, Nike, LA Gear and Wilson. Under the agreement, SEREC will manage all warehousing and fulfillment requirements for Total Luxury Group's apparel division.

"If you are doing business in today's retail marketplace, distribution, fulfillment, replenishment and EDI requirements are considered the most vital elements of your chain of distribution and they are always areas of great concern," states Janon Costley, COO of Total Luxury Group. "This holds especially true for our subsidiaries that are shipping to national specialty store chains, major department stores and mass retail outlets, which have increasingly stringent shipping requirements. Late deliveries, mislabeled shipments and other non-compliance issues can cost a company tons of money in charge-backs. That is why it is especially important to have a partner, such as SEREC, that you can trust and has a proven track record with years of experience in providing services for clients who ship to these various retail outlets."

SEREC, which is based in City of Industry, California, was founded on April 1, 1964 as a phonograph-LP distributor for Sears Roebuck & Co. Since that time, they have grown from a 20,000-square-foot facility, into a multi-facility, state-of-the-art hub that offers an array of distribution, warehousing and fulfillment options. The company's 45+ years of experience in the industry have allowed for a historical evolution that has enabled tremendous internal growth by providing solutions for great retail outlets such as Trader Joe's and Sears and to major apparel manufacturers, such as Adidas, Nike, LA Gear and Wilson.

Tom Farrell, son of the founder, has provided an excellent bridge from the operational expertise available at SEREC, to current clients and to those who are interested in acquiring third party fulfillment services offered by SEREC. Mr. Farrell states, "I have the highest level of confidence in TLEI managements' experience and expertise. Their proven ability to succeed has precipitated our decision to be a shareholder and provide '4PL' service for TLEI. As an owner/director for SEREC, our decision to cover all of their services and expenses associated with their import distribution/replenishment/EDI/Fulfillment/custom invoice and reporting needs allows TLEI to concentrate on sales and marketing, while we cover their backs by providing all of their fulfillment needs for a flat percentage of sales. Having a fixed cost for this full array of technology and handling services allows TLEI to leverage the 45+ years of SEREC's experience and avoid any IT-related capital investments in hardware, software, and personnel that have created many unknown pitfalls for competitors that have chosen to become distracted from their core business and attempt to be a 3PL. Outsourcing will prove to be a very wise decision for TLEI."

About SEREC

SEREC is considered the ultimate fulfillment, retail compliance, import distribution, ' just in time' order processing company available. SEREC provides an exceptional array of fulfillment services thanks to our 45+-year history and impeccable compliance rating with virtually all retailers. Some of the many services we offer include: EDI order processing, pick and pack, Labeling, pricing, and ticketing; Light assembly, Kitting, and promo packs; E-Fulfillment - consumer direct; Inventory visibility; custom status reports make many executives look very good when reporting; RFID if required; Custom Thermoforming; Compliance consulting and outsource service; EDI services; UCC - 128 Bar code printing and Labeling. If you do not see what you need, please ask, as we accommodate most requests. SEREC provides its clients with nearly 100 percent compliance. Our dedicated staff is a vital component of this astounding compliance statistic. One hundred percent compliance is more than just a number. A perfect record means that charge-backs are practically eliminated and it guarantees our clients will save money on their distribution and fulfillment services. We pride ourselves on our flexibility and responsiveness. Whatever you need, whenever you need it, we ensure that your needs are met in a timely and accurate fashion.

About Total Luxury Group, Inc.

Total Luxury Group, Inc., which currently holds a distributorship agreement for MCM, AG, has been seeking additional opportunities within the consumer products industry for acquisition of companies that have a proven management team, and desirable products or services. In July of 2006, Total Luxury Group, Inc. acquired International Apparel Group, Inc., an apparel holding company that through its subsidiary companies manufactures and sells apparel to major retailers and distributors around the world. In addition, the company has entered into a license agreement with Castle Hill for the marks Y-Chrome and Type Y previously shipped under the YMLA, Inc.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release.

CONTACT:

TOTAL LUXURY GROUP, INC.
International Apparel Group, Inc.
MIAMI, FL
Janon Costley
(305) 892-6744

SEREC 3rd Party Logistics
Tom Farrell
312 659 6818
www.SEREC.com